EXHIBIT 99.1

Sotherly Hotels Inc. to be Acquired by Joint Venture Backed by Kemmons Wilson Hospitality Partners and Ascendant Capital Partners

Stockholders to Receive $2.25 Per Share of Common Stock in Cash, Representing the Highest Premium Paid for a public, exchange-traded REIT in Past Five Years

WILLIAMSBURG, VA – October 27, 2025 – Sotherly Hotels Inc. (Nasdaq: SOHO) (“Sotherly” or the “Company”) today announced that it has entered into a definitive merger agreement (the “Merger Agreement”) with a joint venture led and sponsored by affiliates of Kemmons Wilson Hospitality Partners, LP (“KWHP”), with Ascendant Capital Partners LP (“Ascendant”) serving as a strategic joint venture partner (collectively, the “Joint Venture”), under which the Joint Venture entity, KW Kingfisher LLC, will acquire all outstanding shares of Sotherly common stock for $2.25 per share in cash (the “Merger Consideration”).

The Merger Consideration represents a premium of 152.7% to the Company’s closing share price on October 24, 2025, the last trading day prior to the announcement of the transaction, and a 126.4% premium to the volume weighted average share price over the previous 30 days. The Merger Agreement has been unanimously approved by Sotherly’s full board of directors (the “Board”) following a unanimous recommendation from a special committee comprised of independent directors of the Board (the “Special Committee”).

Andrew Sims, Sotherly’s Chairman of the Board, stated: “This transaction provides our stockholders with a significant premium over Sotherly’s current share price, and represents the highest premium paid for a public, exchange-traded REIT in the past five years. The Special Committee, in consultation with our highly qualified outside financial and legal advisors, carefully evaluated this proposal and concluded it delivers compelling, immediate, and certain cash value to our stockholders.”

David Folsom, Sotherly’s Chief Executive Officer, said: “This transaction is a testament to the high-quality portfolio that Sotherly has built over the past 20+ years as a publicly traded company and we are confident this will pave a path towards future success for our hotels and the associates and guests that enjoy them every day.”

Webb Wilson, KWHP’s Chief Investment Officer, added: “Sotherly has developed a distinctive portfolio of hotels across the Southeast. KWHP has a long history in investing in hospitality, particularly in the Southeast, and will bring additional resources to Sotherly’s unique and compelling portfolio of high-quality hotels to position them for continued success over the long term. We have been fortunate to have known and worked with the Sotherly team previously and look forward to furthering the relationship in our stewardship of these assets.”

Alex Halpern, Chief Investment Officer of Ascendant, added: “Ascendant brings significant hotel operating expertise and hybrid financing solutions to bear, and we’re excited to work closely with KWHP to invest in and support the operation of these irreplaceable assets across attractive southeastern sub-markets.”

Affiliates of Apollo (NYSE: APO) and Ascendant provided debt financing commitments to the Joint Venture in connection with the transaction.

Holders of Sotherly’s 8.0% Series B Cumulative Redeemable Perpetual Preferred Stock, 7.875% Series C Cumulative Redeemable Perpetual Preferred Stock, and 8.25% Series D Cumulative Redeemable Perpetual Preferred Stock (collectively, the “Preferred Stock”) issued and outstanding immediately before the Effective Time (as defined in the Merger Agreement), shall be entitled to receive the Merger Consideration if the holder thereof elects to convert, subject to the terms and conditions contained in the Company’s charter (including any articles supplementary) (the “Charter”), including the share cap as defined therein, their respective shares of Preferred Stock into shares of Common Stock after the closing of the Merger. If not converted, each share of the Preferred Stock shall be unaffected by the Merger and will remain outstanding in accordance with their respective terms as set forth in the Company’s Charter.

The Merger is expected to close in the first quarter of 2026, subject to approval by Sotherly stockholders and customary closing conditions. Andrew Sims, Sotherly’s Chairman of the Board and one of the Company’s largest stockholders, has agreed to vote all of his shares in favor of the transaction.

As a result of today’s announcement, the Company will not host a conference call to discuss its financial results for the quarter ended September 30, 2025, nor will they issue a separate earnings release for that period. The Company will file a Form 8-K with the Securities and Exchange Commission (the “SEC”) shortly that includes the Merger Agreement and other relevant information for stockholders.

Advisors

Piper Sandler & Co. is serving as exclusive financial advisor to the Special Committee, and Frost Brown Todd LLP is serving as legal advisor to the Special Committee.

Bass, Berry & Sims PLC is serving as legal advisor to KWHP. Milbank LLP served as debt counsel for KWHP. Berkadia is acting as the sole financial advisor and is arranging the financing for KWHP.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. (Nasdaq: SOHO) is a self-managed and self-administered lodging real estate investment trust, or REIT, that was formed in August 2004 to own, acquire, renovate and reposition full-service, primarily upscale and upper-upscale hotel properties located in primary markets in the mid-Atlantic and southern United States. The Company owns ten full-service, primarily upscale and upper-upscale hotels located in seven states with an aggregate of 2,786 hotel rooms, and interests in two condominium hotels and their associated rental programs. For more information on the Company, please visit the Company’s website at www.sotherlyhotels.com.

About KWHP

KWHP is a hospitality-focused investment management firm headquartered in Memphis, TN and established by the Kemmons Wilson family, founders of the iconic Holiday Inn brand. Upholding the family’s legacy of innovation and excellence in lodging, KWHP manages hospitality funds across the United States. Using a hands-on investing approach, coupled with its deep proprietary network and experience investing across market cycles, the firm develops highly differentiated and attractive portfolios that include luxury resorts, limited to full-service hotels, timeshares, and short-term rentals. For more information, please visit www.kwcmgmt.com.

About Ascendant Capital Partners

Ascendant is a vertically integrated real estate investment and operating platform headquartered in Los Angeles, CA with offices in Dallas, TX and regional teams throughout the country. Ascendant has full discretion over commingled institutional funds and an investment focus on the hospitality and residential sectors. Since inception, Ascendant has made and operated investments across the hospitality and residential capital structures comprising managed commitments in excess of $1.5 billion, including single assets, portfolios, operating businesses, and publicly-listed companies. To learn more, please visit https://ascendantcapital.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company plans to file relevant materials with the SEC, including both a preliminary and a definitive proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and any other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://investors.sotherlyhotels.com. Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company at 306 South Henry Street, Suite 100 Williamsburg, Virginia 23185.

Before making any voting, investors and security holders of the Company are urged to read carefully the entire proxy statement when they become available, including any amendments thereto, because it will contain important information about the proposed Merger. Free copies of these documents may be obtained as described above.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their interests in the Company’s securities is set forth including under the headings entitled “Proposal I – Election of Directors,” “Executive Officers of the Company Who Are Not Directors,” “Independent Directors,” “Transactions with Related Persons,” “Director and Executive Compensation,” “Compensation of Directors,” and “ “Principal Holders,” in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on October 1, 2025, and subsequent documents filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, and as such may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s current strategies, expectations and future plans, are generally identified by the Company’s use of words, such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative, but the absence of these words does not necessarily mean that a statement is not forward looking. All statements regarding the Company’s expected financial position, business and financing plans are forward-looking statements. Readers should specifically consider the various factors identified in this press release and reports filed by the Company with the SEC, including, but not limited to those discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s subsequent periodic reports filed with the SEC that could cause actual results to differ.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors discussed in the reports the Company files with the SEC from time to time, risks and uncertainties for the Company include, but are not limited to: the possibility that some or all of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the parties’ inability to meet expectations regarding the timing, completion and accounting and tax treatments of the Merger; the inability to complete the Merger due to the failure of the Company’s stockholders to adopt the Merger Agreement; the failure to satisfy other conditions to completion of the Merger; the failure of the proposed transaction to close for any other reason; diversion of management’s attention from ongoing business operations and opportunities due to the Merger; the challenges of integrating and retaining key employees; certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the effect of the announcement of the Merger on the customer and employee relationships and operating results of the Company; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities; and general competitive, economic, political and market conditions and fluctuations. All forward-looking statements included in this communication are made as of the date hereof and are based on information available at that time. Except as required by law, the Company does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

These risks, as well as other risks associated with the Merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the Merger. There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from what the Company may have expressed or implied by these forward-looking statements. The

Company cautions that you should not place undue reliance on any of the Company’s forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company.

Contacts

Sotherly Hotels Inc.

Scott Kucinski, Executive Vice President and Chief Operations Officer

scottkucinski@sotherlyhotels.com

(757) 229-5648

Kemmons Wilson Hospitality Partners

Matt Morice, Head of Investor Relations

investorrelations@kwcmgmt.com

(901) 261-5018

For Ascendant Capital Partners

Nathaniel Garnick/Mark Semer/Justin Dechiario

Gasthalter & Co.

(212) 257-4170